Exhibit 10.7

Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement (this “Agreement”) is effective as of February 2, 2018 (the “Effective Date”), by and between Terry Pearce, an individual resident of the State of Utah (“Executive”) and Purple Innovation, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company wishes to employ Executive in accordance with the terms of this Agreement.

WHEREAS, Executive wishes to accept employment with the Company according to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on the date described in Section 4(a) (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period and subject to any applicable terms of the Certificate of Incorporation or Bylaws of the Company, Executive shall serve as Co-Director of Research and Development of the Company and shall, subject to the direction of the Board of Directors (“Board”) and the Chief Executive Officer of the Company (“CEO”), participate in the Company’s technology, research and innovation efforts. In connection therewith, Executive shall work with the Company’s other Co-Director of Research and Development (if such person has been engaged by the Company) to supervise or assist with the research and development activities of the Company, subject to the power and authority of the Board and the CEO to expand (with mutual agreement of Executive) or limit Executive’s duties, responsibilities, functions and authority.

(b) Executive shall report to the CEO and shall diligently perform his duties in good faith in accordance with Section 2(a) above.

(c) Executive shall comply with all lawful rules, policies, procedures, regulations and administrative directions now or hereafter reasonably established by the Board for employees of the Company.

(d) Notwithstanding the foregoing in this Section 2, Executive’s employment will be subject to the following provisions:

(i) Executive will be free to devote such time as he sees fit in his sole discretion towards educational, welfare, social, religious and civic organizations and perform services for, and hold director, advisor, management or employment positions with, other companies and businesses. Without limitation of the foregoing, Company accepts and approves that Executive may serve one or more LDS missions or, if called, serve in any capacity for the LDS church and related organizations during the Employment period. Executive will not be required to work a particular number of hours for the Company.

(ii) The parties agree that Executive’s inventions, ideas and other intellectual property conceived developed, reduced to practice, documented or filed with any governmental entity during his employment relating to the business conducted, or known to be proposed to be conducted, by the Company or its subsidiaries are the consideration provided in exchange for the Salary payments and other benefits hereunder. Notwithstanding anything herein to the contrary, Executive shall, as a condition to his employment hereunder and to his right to the receipt of the Salary and other benefits hereunder, enter into a Proprietary Information, Invention Assignment, and Non-Competition Agreement in substantially the form annexed as Exhibit A hereto setting forth the Executive’s previous inventions which pre-date the date of such Proprietary Information, Invention Assignment and Non-Competition Agreement.

3. Salary and Benefits.

(a) Salary. During the Employment Period, the Company shall pay Executive base monthly salary at the following annual rates during the calendar years set forth below:

2017: $300,000

2018: $320,000

2019: $340,000

2020: $360,000

2021: $380,000

2022 and thereafter: Minimum $20,000 per year increases.

(b) Bonus. With respect to each calendar year during the Employment Period, Executive may be eligible to receive an annual or more frequent bonus as determined by the Board in its sole discretion. Any bonus payable hereunder shall be paid no later than March 15th of the calendar year following the calendar year for which the bonus is earned. In addition, Executive will be entitled to participate in any equity incentive plan offered to other executives of the Company and adopted by the Board of Directors or the Compensation Committee of the Board of Directors.

(c) Benefits. During the Employment Period, Executive, for himself and his spouse and dependent children under the age of 26, will be entitled to all employee benefit plans of the Company or benefits offered by the Company to its employees, including without limitation all health insurance plans, dental insurance plans, vision insurance plans, disability insurance plans, worker’s comp plans, unemployment insurance plans, social security or Medicare matching plans, retirement plans (including 401(k)), life insurance plans and other perquisite plans and programs (collectively, the “Benefit Plans”) for which employees of Executive’s rank in the Company are generally eligible, in each case consistent with the Company’s then-current practice as approved by the Board from time to time. Notwithstanding the foregoing, if Executive wishes, an alternative benefit plan (as a non-limiting example, full coverage (including all subpart and subplans and available optional plans) from and related to Medicare) may be selected by Executive and the Company will pay the same percentage of those premiums (but a minimum of 75%) as it pays other executive-level officers in the Company. To the extent that the Company is unable to provide any of the foregoing benefits to Executive pursuant to the terms of the applicable plans or without incurring unreasonable cost or expense, the Company shall have the option, in its discretion, in lieu of providing such benefit or benefits to Executive, to provide Executive with a cash payment or payments reasonably determined by the Board to compensate Executive for the Company’s inability to provide such benefits to Executive.

(d) Business Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties under this Agreement, against presentation by Executive to the Company of reasonably detailed receipts or records relating thereto.

(e) Office and Supplies. At all times during the Employment Period, the Company shall maintain and reserve for the exclusive use of Executive executive-level (no lesser in any way than the office of any other executive officer in the Company) office space in the same general portion of the company’s general headquarters as the CEO has his/her main office, and there shall be no limitation of use of such office (without limitation, for example this office can be used for Executive’s work for any other company or organization). In addition, Company shall at all times supply Executive at Company’s cost with executive-level office furniture, computers, printers, phones and the like chosen at the sole reasonable discretion of Executive for use in his office including technology or fashion or decorating or functionality updates, including additional such items for use in his other offices or home office anywhere in the world, or while traveling whether or not traveling for the company, and there shall be no limitation of use of such items (without limitation, for example these items can be used for Executive’s work for any other company or organization).

4. Employment Period.

(a) The Employment Period will begin on the Effective Date and shall continue until December 31, 2021 (the “Initial Employment Period”), and thereafter will automatically renew for one year terms unless either party gives the other party 30 days’ notice of its election not to renew, or until Executive’s employment hereunder is terminated in accordance with Section 4(b). Any leave of absence in which Executive does not work for the Company for one month or more to serve religious missions or other not-for-profit activities will not toll the Employment Period and during such leave of absence, Executive will be paid full Salary payments and benefits hereunder.

(b) The Employment Period and Executive’s employment hereunder (i) will terminate upon Executive’s death or permanent disability or incapacity, (ii) may be terminated by the Company at any time with or without Cause (as defined in Section 4(f)), and (iii) may be terminated by Executive at any time with or without Good Reason (as defined in Section 4(g)). (The date of termination associated with each and all of these reasons for termination is referred to hereafter as the “Termination Date.”)

(c) If Executive’s employment hereunder is terminated by the Company for Cause or by Executive without Good Reason, then Executive will be entitled to receive only Executive’s accrued, unpaid Salary, any reimbursements owed for business expenses incurred on or prior to the Termination Date and any accrued but unpaid benefits due and owing to Executive under any Benefit Plans through the Termination Date (collectively, the “Accrued Obligations”).

(d) If Executive’s employment hereunder is terminated without Cause by the Company or by Executive with Good Reason during the Employment Period, then Executive shall receive the Accrued Obligations and, with the understanding that Executive shall not apply for unemployment compensation chargeable to the Company during the twelve months following the Termination Date, the Company shall pay Executive a one-time immediate lump sum of 100% of the remaining Salary and benefits that would have been paid from the Termination Date until the end of the Initial Employment Term or, if the termination occurs following the Initial Employment Term, during the calendar year in which the Termination Date occurred. Such lump sum shall be paid to Executive no later than March 15th of the calendar year following the calendar year in which the Termination Date occurred. For purposes of the foregoing (as well as Section 4(e) below), the amount payable with respect to the remaining benefits that would have been paid over the Employment Period shall be determined in good faith as the present value of the Company contributions that would have been made during the remaining Initial Employment Period on Executive’s behalf.

(e) If Executive’s employment hereunder is terminated as a result of Executive’s death, permanent disability or incapacity during the Employment Period, Executive or Executive’s representatives or beneficiaries shall receive the Accrued Obligations or if not applicable the equivalent value in cash and the Company shall pay Executive or Executive’s representatives or beneficiaries a one-time immediate lump sum of 90% of the remaining Salary and benefits that would have been paid over the Initial Employment Period if Executive had not been terminated or, if the termination occurs following the Initial Employment Term, during the calendar year in which the Termination Date occurred. The Company’s payment of the amounts due pursuant to this Section 2(e) to any person who the Company reasonably believes is authorized to act on behalf of the Executive’s representatives or beneficiaries shall be deemed to satisfy the Company’s obligations pursuant to this Section 2(e) in full. The Company may, should it determine to do so, purchase key man insurance in an amount sufficient to cover the obligation to Executive’s representatives and beneficiaries who are agreed to be intended third-party beneficiaries to this provision of this Agreement. The Company’s obligations under this Agreement are not limited to any payment by any insurance company.

(f) For purposes of the Agreement, “Cause” means Executive’s conviction of or entering a guilty plea to any felony or any crime involving moral turpitude, fraud, misrepresentation, embezzlement, theft or sexual harassment.

(g) For purposes of this Agreement, “Good Reason” shall mean Executive’s resignation following a Change of Control as defined in paragraph 7 herein or following the initial occurrence (without Executive’s consent) of any of the following, provided Executive has provided the Company with written notice setting forth in reasonable detail the grounds for such resignation within 15 days following such initial occurrence, and provided further the Company has failed to remedy the stated grounds for such resignation within 30 days following its receipt of such notice: (i) the Company substantially reduces the aggregate value of Executive’s Salary or the benefits provided to Executive under the Benefit Plans or other benefit obligations; (ii) the Company requires that Executive be based at a particular location; or (iii) any other action or inaction that constitutes a breach of this Agreement by the Company. A resignation with Good Reason may occur only within 30 days following the expiration of the Company’s 30-day cure period described above.

5. Representations and Warranties.

(a) Executive hereby represents and warrants to the Company that upon execution and delivery of this Agreement, this Agreement will be the valid and binding obligation of Executive, enforceable against Executive in accordance with its terms.

(b) The Company hereby represents and warrants to Executive that upon execution and delivery of this Agreement, this Agreement will be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

6. Indemnification. With respect to all actions taken relating to the Company by Executive during the Employment Period and during any previous activity relating to the Company or any future activity relating to the Company (as a non-limiting example during any future cooperation in a patent infringement suit filed by the Company against a third party), the Company agrees to fully indemnify, hold harmless and defend Executive and Executive’s estate, heirs, and Affiliates on the same basis as the officers of the Company, in connection with any claims, liabilities, actions, suits or proceedings to which Executive or his estate, heirs or Affiliates is, or is threatened to be made, a party, and Executive shall be covered by the Company’s executive indemnification insurance during all such periods in indemnification to the same extent as the officers of the Company.

7. Successors and Assigns. This Agreement will bind and inure to the benefit of and be enforceable by Executive and the Company and their respective heirs, successors and permitted assigns. Neither party may assign any of its rights or assign or delegate any of its obligations hereunder without the prior written consent of the other party hereto; provided, however, that the Company may assign this Agreement in connection with any Change of Control provided Executive is first terminated without Cause by the Company and all termination-associated payments to Executive have been made and all other termination-associated obligations have been fulfilled by the Company. “Change of Control” means a change in ownership or control of Company following the Effective Date effected through any of the following transactions: (i) any consolidation or merger of Company with or into any other entity, or any other corporate reorganization, other than any consolidation, merger or reorganization in which the members of the Company immediately prior to such transaction, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such transaction; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of Company; provided, however, that a Change of Control does not include (x) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof or (y) a change in ownership or control of the Company effected through any consolidation or merger for the principal purpose of changing the domicile of the Company. A public offering of the Company’s securities will be deemed to constitute a Change of Control if in excess of 50% of the Company’s voting power is issued pursuant to such offering.

8. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and will be deemed to have been given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier with signature by the recipient as established by the sender by evidence obtained from such courier, or (c) on the date sent by facsimile or email transmission (with acknowledgement by recipient of complete transmission). Notices, demands or communications to any party hereto will, unless another address is specified in writing pursuant to this Section 8, be sent to the addresses indicated below.

If to Executive: Terry V. Pearce 125 E Watkins Lane Alpine, Utah 84004 Email: terry@onpurple.com	If to the Company: Purple Innovation, Inc. 123 E 200 N Alpine, Utah 84004 Attn: Chief Legal Officer Email: casey@onpurple.com

9. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid under applicable law; but, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but except as otherwise set forth in this Agreement, this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10. Complete Agreement. This Agreement and any documents or agreements referred to herein and all exhibits and schedules referred to herein or therein embody the complete agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, this Agreement amends and restates and supersedes and replaces the Employment Agreement by and between the Executive and WonderGel, LLC dba Purple, which was effective as of December 31, 2016.

11. Signatures; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. For purposes hereof, a facsimile signature, portable document format (PDF) signature or signature sent by electronic transmission will be considered an original signature.

12. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Utah or any other jurisdiction).

13. Survival. The provisions of Sections 6 through 10, 12, 13, and 15 shall survive the termination of Executive’s employment and the termination of this Agreement for any reason. Upon termination of Executive, all amounts owing to Executive hereunder shall be paid to Executive within one week of termination of this Agreement or Executive’s employment hereunder, whichever is earlier.

14. Headings; No Strict Construction. The headings of the paragraphs and sections of this Agreement are inserted for convenience only and will not be deemed a part of or affect the construction or interpretation of any provision hereof. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

15. Code Section 409A. The parties hereto intend that the payments and benefits provided in this Agreement either will be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or be provided in a manner that complies with Section 409A of the Code and any ambiguity herein shall be interpreted so as to be consistent with the intent of this paragraph. Further, if Executive is a “specified employee” (as such term is defined under Section 409A of the Code) at the time of a termination of employment and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated recognition of income or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s termination of employment with the Company (or the earlier date of Executive’s death), whereupon the Company will promptly pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement during the period in which such payments or benefits were deferred. In addition, if following the date hereof, the Company or Executive reasonably determines that any amounts or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or (ii) preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (iii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. Notwithstanding anything contained herein to the contrary, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive under Section 409A of the Code, or damages for failing to comply with Section 409A of the Code.

16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

17. Read and Understood. Executive has read this Agreement carefully and understands each of its terms and conditions. Executive has sought independent legal counsel of Executive’s choice to the extent Executive deemed such advice necessary in connection with the review and execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

Company:

Purple Innovation, Inc.

By:	/s/ Sam Bernards
Sam Bernards, CEO

Executive:

/s/ Terry V. Pearce
Terry V. Pearce

[Signature Page to Terry Pearce Employment Agreement]

Exhibit A

See Attached

Confidential Purple Innovation, Inc.

Proprietary Information and Invention Assignment Agreement

In consideration, and as a condition, of my employment with Purple Innovation, Inc. or any of its subsidiaries (collectively, the “Company”), I agree, effective as of February 2, 2018 (the “Effective Date”), as follows:

1. Nondisclosure

1.1. Recognition of the Company’s Rights; Nondisclosure. At all times following the Effective Date during my performance of services (the “Services”) for the Company, whether as an officer, director, manager, employee or contractor or otherwise (the “Service Period”), and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use, or publication may be required in connection with my work for the Company, or unless a director or officer of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that incorporates any Proprietary Information and/or disparages the Company. The foregoing restrictions do not apply to any information that (i) is in or enters the public domain, through no wrongdoing of my own or any third party; or (ii) has been disclosed to me by a third party who is not subject to such restriction and who has not directly or indirectly received such information through the wrongdoing of any third party; provided, however, that the limitations of this sentence will not in any way limit any other duties or obligations that I have, or may have in the future, with respect to the Company in accordance with any other written agreement with the Company or as a result of any express or implied duty or obligation that I may have as a member, officer, manager, employee, contractor or director of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information will be the sole property of the Company and its assigns.

1.2. Proprietary Information. The term “Proprietary Information” means any and all confidential and/or proprietary knowledge, data, or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, materials, concepts, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding research, development, products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers and the existence of any business discussions, negotiations, or agreements between the Company and any third party; and (c) information regarding the skills and compensation of the Company’s employees, contractors or other service providers.

1.3. No Improper Use of Information of Prior Employers and Others. During the Service Period, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

1.4. Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my Service Period and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than the Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by a manager or officer of the Company in writing.

2. Assignment of Inventions

2.1. Proprietary Rights. The term “Proprietary Rights” means all trade secret, patent, copyright, trademark, mask work, moral rights, know-how and any and all other intellectual property rights throughout the world.

2.2. Excluded Inventions and Excluded Future Inventions. As set forth on Exhibit A attached hereto, inventions, patented or unpatented, that (i) I made prior to the Effective Date, or (ii) that have been owned prior to the Effective Date in whole or part by me through EdiZONE, LLC or licensed by EdiZONE, LLC to third parties (clauses (i) and (ii) are collectively, the “Excluded Inventions“). To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Excluded Inventions (and related patents, trademarks and copyrights) relevant to the subject matter of my Services that I have, alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed or reduced to practice prior to the Effective Date, that constitute my property or the property of third parties and that the Company agrees will be excluded from the scope of this Agreement. That certain Amended and Restated Confidential Assignment and License Back Agreement executed November 2, 2017 and effective December 27, 2016 governs the rights of the Company and EdiZONE with respect to the Excluded Inventions.

2.3. Assignment of Inventions. Subject to Section 2.4, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title, and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my Service Period with the Company. Inventions (and all Proprietary Rights with respect thereto) assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.” I hereby forever waive and agree not to assert any and all Proprietary Rights I may have in or with respect to any Company Invention. Notwithstanding the date of this Agreement, my assignment of rights to the Company as provided in this Agreement is intended to pertain to Inventions and Proprietary Rights created from my earliest performance of services for, or on behalf of, the Company and continue for so long as I continue providing services for, or on behalf of, the Company.

2.4. Nonassignable Inventions. I recognize that, in the event of a specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”), this Agreement may not be deemed to require assignment of any invention that qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted or was derived from work performed by me directly or indirectly for the Company. In the absence of a Specific Inventions Law, the preceding sentence will not apply.

2.5. Obligation to Keep the Company Informed. During my Service Period and for one year after termination of my Service Period with the Company, I will promptly disclose to the Company fully and in writing all Inventions (and all Proprietary Rights with respect thereto) authored, conceived, or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf or in which I am named as an inventor or co-inventor within one year after termination of Service Period. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Section 2.5 of this Agreement relating to my Inventions. I will preserve the confidentiality of any Company Invention (and all Proprietary Rights with respect thereto) that results from my Services during the Service Period.

2.6. Works for Hire. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my Services during the Service Period and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.7. Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to the Company Inventions in any and all countries. To that end I will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my Service Period, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

2.8. Further Assurances. If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 2 with the same legal force and effect as if executed by me. I hereby waive, assign and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

2.9. Presumption of Ownership. Due to the difficulty of establishing when an Invention (and all Proprietary Rights with respect thereto) is first conceived or developed, whether it results from access to the Company’s actual or anticipated business or research or development, or whether it is a direct or indirect result or derivation of any work I perform for the Company, I hereby acknowledge and agree that ownership of all Inventions (and all Proprietary Rights with respect thereto) conceived, developed, suggested or reduced to practice by me, alone or jointly with others during my Service Period shall be presumed to belong to the Company and I shall have the burden of proof to prove otherwise.

3. Records. Unless otherwise directed or requested by the Company, I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during my Service Period with the Company, which records will be available to and remain the sole property of the Company at all times.

4. No Conflicts or Solicitation. I acknowledge that during my Service Period I will have access to and knowledge of Proprietary Information. To protect the Company’s Proprietary Information, I agree that during the period of my Service Period with the Company I will not, without the Company’s express written consent, engage in any other business activity that is competitive with the Company, or would otherwise conflict with my obligations to the Company. I have entered into a Non-Competition and Non-Solicitation Agreement of even date herewith.

5. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and my performance of the Services do not and will not breach any non-compete agreement or any agreement to keep in confidence information acquired by me in confidence or in trust prior to my Service Period with the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

6. Return of Company Documents. Upon termination of the Service Period or upon request by the Company during the course of my Service Period, I will deliver to the Company any and all property, equipment, drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I agree that I will not copy, delete or alter any information contained on my Company computer, cell phone or other electronic storage and communication device before I return it to the Company. I further agree that any property situated on the Company’s premises or otherwise owned by the Company, including cloud based and onsite based storage services or devices for and access of electronic data or media, filing cabinets or other work areas, is subject to inspection by the Company personnel at any time with or without notice. I further agree that I will not store any of the Company’s information in locations or on electronic devices which are not accessible by the Company, that I will use only Company provided or approved electronic devices, such as but not limited to cell phones, tablets, digital photographs and the like, and that the Company has the right to inspect any of such personal devices which contain such information and to require the deletion or other permanent destruction of the same. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Company’s Proprietary Information, the Company has the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement or an infringement of its intellectual property rights or other rights.

8. Notices. All notices, payments, demands or communications required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to be delivered, given and received for all purposes (a) as of the date and time of actual receipt, in the case of notices delivered personally; (b) one calendar day after deposit with a nationally recognized overnight delivery service; (c) if sent by email, or other electronic communication processes, upon confirmed receipt by recipient; or (d) five calendar days after deposit in registered or certified United States mail return receipt requested, as applicable. If not emailed, such notices, payments, demands or communications shall be delivered personally to the recipient or to an officer of the recipient to whom the same is directed, or sent by registered or certified United States mail return receipt requested, or by nationally recognized overnight delivery service, addressed at the addresses specified on the signature page hereto or to such other address as may be specified from time to time by notice to parties hereto.

9. Notification of New Employer. If the Service Period ceases for any reason (such as from termination of my employment by myself or the Company), I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. General Provisions

10.1. Survival and Assignment by the Company. I understand that my obligation under this Agreement will continue in accordance with its express terms regardless of any changes in title, position, duties, salary, compensation or benefits, or other terms and conditions of my Services. I further understand that my obligations under this Agreement will continue following the termination of my Services regardless of the manner of such termination and will be binding upon my heirs, executors, and administrators. The Company will have the right to assign this Agreement to its affiliates and successors. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary, or affiliate to whom I may be transferred without the necessity that this Agreement be re-executed at the time of such transfer.

10.2. Severability. In case any provision (or portions thereof) contained in this Agreement will, for any reason, be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

10.3. Governing Law. This Agreement and actions taken hereunder will be governed and construed in accordance with the laws of the State of Utah, applied without regard to conflict of law principles. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Salt Lake City, Utah for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

10.4. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.5. Service Period. I acknowledge and agree that my relationship with the Company is governed by the Amended and Restated Employment Agreement of even date hereof.

10.6. Waiver. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7. Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement will apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement and the offer letter of even date herewith is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and thereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

10.8. Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGRREEMENT. THIS AGREEMENT MAY NOT BE CONSTRUED AGAINST ANY PARTY BY ANY REASON OF THE DRAFTING FOR PREPARATION HEREOF.

10.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (e.g., electronic mail or PDF) shall be effective as delivery of a manually executed counterpart to this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Sign:	Date:

Print: Terry Pearce

Acknowledged and agreed:

Purple Innovation, inc. By: Name: Samuel D. Bernards Its: Chief Executive Officer

[Signature page to Proprietary Information and Invention Assignment Agreement]

[Signature Page to PIIA]